Exhibit 10.20

SHOPPING CENTER LEASE
BY AND BETWEEN

COLORADO PLACE CENTER

as “Landlord”

AND

GROWGENERATION PUEBLO, CORP.

as “Tenant”

NAI Highland, LLC Two North Cascade Avenue, Suite 300 Colorado Springs, Colorado 80903-1618 719577.0044
Direct Line	719.667.6888 • Cell 719.510.6033
FAX	719.577.0048
EMAIL	colvert@highlandcommercial.com
www.highlandcommercial.com www.tiffanycolvert.com

SHOPPING CENTER LEASE

THIS LEASE is entered into as of the 7th day of August, 2015, in Colorado Springs, Colorado, by and between Jong H. Kim (d.b.a. Colorado Place Center, hereinafter referred to as “Landlord”) and GrowGeneration Pueblo, Corp. (hereinafter referred as “Tenant”), whose address is 503 N. Main St. Suite 740, Pueblo, CO 81003.

WITNESSETH:

In consideration of the mutual covenants and agreements herein contained, Landlord and Tenant hereby agree as follows:

ARTICLE I

LEASED PREMISES

Section 1. Landlord hereby lets and demises to Tenant and Tenant hereby leases from Landlord for the “Lease Term” (as that term is defined in Article II) and upon the terms and conditions set forth in this Lease, 310-H/I South 8th Street, Colorado Springs, CO, with approximately 3,360 square feet of floor space (the “Leased Premises”), located in a building (the “Building”), constructed on a portion of that certain real property located in the City of Colorado Springs, El Paso County, Colorado, the exact legal description of which is set forth on Exhibit “A” (the “Property”) attached hereto. The Building and Property together with the surrounding “Common Areas” (as that term below), and other buildings may be referred to hereafter as the “Shopping Center.” Other than as specified in this Lease and the exhibits attached hereto, Tenant hereby accepts the Leased Premises on an as-is, where-as basis. The Additional Provisions set forth in Exhibit B attached hereto are hereby incorporated into this Lease.

ARTICLE II
TERM

Section 1.The term of this Lease (the “Lease Term”) shall be for a period of sixty four (64) months beginning at twelve o’clock noon on the “Lease Commencement Date” (as defined below); provided, however, if the Lease Commencement Date occurs on a day other than the first day of a month, the Lease Term shall be measured from the first day of the month next following the month in which the Lease Commencement Date occurs, In this event, Minimum Rent, at the rate hereinafter provided, shall be prorated for any partial month, on a per diem basis, and shall be due and payable on the Lease Commencement Date.

Section 2. The “Lease Commencement Date” shall be: September 1, 2015.

ARTICLE III
MINIMUM RENT

Section 1. Tenant covenants and agrees to pay a reserved base rent (“Minimum Rent”) for the Leased Premises for the full Lease Term in the amount as set forth in Exhibit H attached hereto, plus rental payments for any partial month and any Additional Rent (and any other amounts due hereunder, collectively “Rent”), without setoff, counterclaim, or deduction, without notice or demand, in advance and without demand, on or before the first day of each month during the Lease Term at the address of Landlord first written above or at such other address or addresses as Landlord may hereafter determine by notice to Tenant. For the purposes of this Lease, the term “Lease Year” shall mean each twelve (12) consecutive month period starting with the first day of the Lease Term and from each anniversary date thereafter. The parties hereto hereby represent and warrant that rent increases provided for herein during the Lease Term and any extensions thereof have been negotiated at arm’s length and were prompted solely by legitimate business and economic concerns of both parties.

ARTICLE IV

PERCENTAGE RENT

* This Article is deleted in entirety.

ARTICLE V

DEFINITION OF GROSS REVENUES

* This Article is deleted in entirety.

ARTICLE VI

REAL ESTATE TAXES AND ASSESSMENTS

Section 1. In addition to the rent set forth above, Tenant shall pay to Landlord as Additional Rent, at the same time and in the same manner as provided for payment of Minimum Rent in Article III hereof, its estimated pro rata share of all of the real property taxes or any tax levied in lieu thereof or in addition thereto, or due to the ownership or operations of, the Shopping Center, levied, assessed or allocated (including any special assessments in any other manner) for any period included in the Lease Term or any extensions thereof.

Section 2. Tenant’s pro rata share of the real estate taxes and assessments on the land comprising the Shopping Center shall be equal to the number of square feet included in the Leased Premises divided by the total number of square feet included in buildings built on land which is owned by Landlord in the Shopping Center (at the time such buildings are completed) and which land is included in such tax bill, times the amount of real estate taxes and assessments to be paid by Landlord for land included in the Shopping Center. Tenant’s pro rata share of the improvement taxes for the Building shall be equal to the number of square feet included in the Leased Premises, divided by the total number of square feet included in the Building or portion thereof included in the tax bill, times the amount of real estate taxes and assessments to be paid by Landlord for the Building.

Section 3. For the tax years in which this Lease commences and terminates, Tenant’s obligations pursuant to this Article shall be apportioned on a per diem basis in such proportion as Tenant’s tenancy of the Leased Premises bears to 365 days. Tenant’s pro rata share shall be based upon estimates made by Landlord of projected taxes due for the subject calendar year. The difference between the estimated taxes and assessments and the actual taxes and assessments due shall be accounted for by Landlord within ninety (90) days following notice to Landlord of the actual charges for the subject year, and the necessary refund by Landlord (or credit to be applied to rent due hereunder) or additional payment by Tenant in the amount of the difference shall be paid within thirty (30) days following notice to Tenant of the amount due; provided, however, no refund shall be paid Tenant should Tenant be in default on any of its leasehold obligations hereunder. Tenant shall not be responsible for a pro rata share of taxes or assessments for time periods prior to Tenant taking possession of the premises. To the actual knowledge of Landlord, as of the date of this Lease there are no current or proposed special assessments to be levied on the Shopping Center.

ARTICLE VII

CONSTRUCTION AND ACCEPTANCE OF PREMISES

Section 1. All initial construction to be completed in the Leased Premises by Tenant, pursuant to Article XIV hereof (“Tenant’s Work”), must be approved by Landlord prior to commencement of construction. Within ten (10) business days after execution of this Lease by Tenant, Tenant shall deliver to Landlord for approval, all its drawings, plans, and specifications for Tenant’s Work. If Tenant’s drawings, plans and specifications for Tenant’s Work are not approved by Landlord, such approval not to be unreasonably withheld, Landlord shall provide notice of said disapproval to Tenant. Tenant shall deliver to Landlord for further consideration and approval of Landlord acceptable drawings, plans and specifications within ten (10) days of being provided notice of disapproval.

Section 2. Upon delivery of the Leased Premises, Tenant agrees to accept delivery of the Leased Premises as delivered, to enter upon them, to promptly and diligently thereafter install its furniture, fixtures and equipment, and to perform Tenant’s Work as described on Exhibit “C” contemporaneously with the remaining Landlord’s Work, if any.

Section 3. Landlord shall not be responsible nor have any liability whatsoever at any time for loss or damage to Tenant’s Work or to fixtures, equipment or other property of Tenant installed or placed Tenant on the Leased Premises. Any occupancy Tenant prior to the Lease Commenceme Date, even though rent free (if applicable) or for Tenant’s Work build-out purposes, shall in all respects be the same as that of a Tenant under this Lease; in addition, Tenant shall not, during any such occupancy, interfere with Landlord’s Work either to the Leased Premises or to the Building. By occupying the Leased Premises as a Tenant or to complete Tenant’s Work and install fixtures, facilities or equipment, Tenant shall be deemed conclusively to have accepted the same and to have acknowledged that the Leased Premises are in the condition required by Landlord’s covenants described hereinabove. In no event shall Landlord be liable to Tenant for latent defects more than one year after the Lease Commencement Date. In the event of any dispute, the certificate of Landlord’s architect or engineer shall be conclusive that the Leased Premises are in the condition required by this Lease.

ARTICLE VIII

PARKING AND COMMON AREAS

Section 1. Landlord shall provide a reasonable area for off-street parking and other “Common Areas” for the nonexclusive use of Tenant, its employees, agents, and other invitees, in common with Landlord, other tenants of the Shopping Center, and their respective employees, agents, and invitees, except when such are being repaired, altered or reconstructed, and except as provided hereafter. Landlord shall be deemed to have provided a reasonable area for off-street parking if the number of parking spaces in the Shopping Center satisfies the requirements of applicable governmental authorities. As the term is used herein, “Common Areas” or “Common Area” shall mean all those areas of the Shopping Center on which buildings have not been built, including, but not limited to, parking areas; Common Areas shall not include, however, any drive-through lanes or outside sales areas which are segregated from the rest of the Shopping Center or used exclusively by any one tenant. Tenant shall not at any time interfere with the rights of Landlord and others entitled to similar use of Common Areas. Tenant warrants that it has inspected the area and size of the parking areas and that they are sufficient for its needs. An excessive use of parking areas by another tenant which cannot reasonably be controlled by Landlord shall not be a default or breach of the Lease, and shall in no way suspend or terminate any of Tenant’s obligations under this Lease. Landlord and Tenant hereby grant to each other nonexclusive cross easements for vehicular parking and pedestrian ingress and egress to and from the Leased Premises to the Shopping Center, over upon and across the parking areas and driveways, exits and entrances of the Shopping Center and the Leased Premises.

Section 2. All Common Areas furnished by Landlord shall be subject to the reasonable control and management of Landlord who shall have the right, but not the obligation, from time to time to establish, modify and enforce reasonable rules and regulations with respect thereto. Tenant agrees to abide by all rules and regulations with regard to its occupancy of the Leased Premises and its use of the Common Areas. Landlord further reserves the right to change the areas, to rearrange the areas, and to restrict or eliminate the use of any Common Areas, and do such other acts in and to Common Areas to change the location of building areas in the Shopping Center as Landlord shall determine, provided that the number of parking spaces as required hereunder shall remain substantially the same. Such actions may not be deemed an eviction of Tenant or a disturbance of Tenant’s use of the Leased Premises. Landlord may, at its sole and exclusive discretion, designate areas for parking by Tenant’s employees, and Tenant shall thereafter be responsible to insure that its employees park in the designated areas.

Section 3. No merchandise and/or services shall be displayed, sold, leased, stored or offered for sale or lease within the Common Area unless first approved in writing by Landlord, in its sole discretion. No signed vehicle shall be parked in the Common Area (except in any service area) for longer than two hours, except for loading or unloading purposes. The foregoing provision shall not prohibit the temporary parking of any delivery vehicles (including trailers) within the designated service area (provided, however, no trailer shall be left in any service area for a period in excess of 48 hours).

Section 4. Tenant covenants and agrees to pay as Additional Rent a pro rata share of all costs and expenses incurred by Landlord in operating and maintaining the Common Areas and other areas actually used or available for use by Tenant and its employees, agents, and other invitees, including, but not by way of limitation, costs of gardening and maintaining the landscaping, the cost of replacement of plants and planters, the cost of fire, casualty, public liability and property damage insurance, repairs, replacements, line painting, sealing, resurfacing, lighting, all repair and replacement costs relating to any utility service lines, which utility service lines do not service the Leased Premises exclusively, sanitary control, clearing, removal of snow, trash, rubbish, garbage and other refuse, the cost of personnel to implement such services to provide security and to police the Common Areas and parking areas, any management fees incurred by Landlord in connection with the management the Shopping Center, plus fifteen percent (15%) of all of the foregoing costs to compensate Landlord for its administrative and overhead expenses (excluding from such fifteen percent (15%) management fees, interest, costs of acquiring equipment or other capital assets, all costs of administration by Landlord, except as expressly provided above and items of expenses commonly known and designated as “carrying charges”). The liability of Tenant for the payment of such costs shall commence on the Lease Commencement Date. Said costs shall be paid as Additional Rent in advance on the first day of the Minimum Rent. Tenant’s pro rata share of costs and expenses may be adjusted when actual expenses incurred by Landlord are determined for each calendar year.

Section 5. Tenant’s pro rata share shall be based on Landlord’s estimates of said costs, and shall be equal to the number of square feet included in the Leased Premises divided by the total number of square feet included in buildings built on land which is owned by Landlord in the Shopping Center (at the time such buildings are completed) to the extent the premises within such buildings are using the services described herein, times the amount of the above-described costs to be paid by Landlord for the Shopping Center. The difference between the estimated costs and the actual costs shall be accounted for by Landlord at Landlord’s office, within ninety (90) days following the end of Landlord’s fiscal year or within ninety (90) days following the termination of, or Tenant’s default under the provisions of, this Lease, and the necessary refund by Landlord or additional payment by Tenant in the amount of the difference shall be paid within thirty (30) days following notice to Tenant of the amount due; provided, however, no refund shall be paid Tenant should Tenant be in default on its leasehold obligations.

Section 6. Once per calendar year, Tenant shall have the right to request such reasonable books and records of the Landlord related to any costs or expenses which are passed through to Tenant, upon fifteen (15) business days advance written notice by Tenant to Landlord. Landlord shall cooperate with Tenant in providing Tenant reasonable access to its books and records at principal place of business of Landlord during normal business hours for this purpose. Landlord shall credit or refund to Tenant any overcharge of such items as disclosed by such audit within thirty (30) days following completion of such audit. In the event that the audit discloses an undercharge of such items as billed to Tenant, Tenant shall pay Landlord the amount of such undercharge within thirty (30) days following completion of the audit. Tenant shall be responsible for its own costs incurred in conduction any such audit.

ARTICLE IX

MAINTENANCE OF THE BUILDING AND REPAIRS

Section 1. Landlord shall keep the roof, foundation, the four outer walls (excluding all glass windows, window frames, doors and door frames), gutters and downspouts of the Building in reasonably good repair; provided, however, that if Landlord shall be called upon to make any such repairs occasioned by the negligent act or omission of Tenant, its employees, agents, or other invitees, the total cost and expense of such repairs shall be borne by Tenant, and such costs shall not be prorated among other tenants of the Shopping Center. Subject to the previous sentence, Tenant shall pay its pro rata share of all costs of roof repairs and maintenance. Landlord shall be paid fifteen percent (15%) of such costs to compensate Landlord for its “administrative and overhead expenses”) (“AOE”). Landlord may enter into a mechanical system inspection service contract with a reputable service company, and Tenant shall pay its pro rata share of the costs of said service contract plus fifteen percent (15%) of said costs to compensate Landlord for its AOE. Landlord may enter into contracts for the cleaning of all windows in the Shopping Center and for sweeping of and removal of snow from sidewalks adjacent to the Leased Premises, for which Tenant shall similarly pay its pro rata share of the costs thereof plus fifteen percent (15%) of said costs to compensate Landlord for its AOE. Tenant shall pay its pro rata share of all costs of any replacements or repairs resulting from determinations made by the inspection service (plus fifteen percent (15%) of said costs to compensate Landlord for its AOE. Tenant’s pro rata share of costs due under this Article shall be equal to the number of square feet in the Leased Premises divided by the total number of square feet included in the buildings built on land which is owned by Landlord in the Shopping Center to the extent the premises in such buildings are using the services described herein; however, Tenant’s pro rata share of costs for roof maintenance and repair shall be equal to the number of square feet in the Leased Premises divided by the total number of square feet in the Building, times the amount of the above-described costs. Tenant shall, at its expense, maintain, replace, repair and keep all parts of the interior of the Leased Premises (which include but are not limited to, interior wall surfaces, doors, door hardware, plumbing, electrical, mechanical, heating and ventilating equipment within or servicing the Leased Premises) and any HVAC installed on the exterior of the building providing service to the Leased Premises, in reasonably good order, operating condition and repair. Tenant shall, at its expense, comply with and also keep the Leased Premises in a clean, sanitary and safe condition in accordance with all directions, rules and regulations that affect the Leased Premises and of any health officers, building inspectors or other proper officers of the governmental agencies having jurisdiction. Tenant shall, at its own cost and expense, replace with glass of the same quality any damaged or broken glass, including plate glass or other breakable materials used in structural portions of any interior or exterior windows and doors on the Leased Premises. At the expiration of the Lease Term, Tenant shall surrender the Leased Premises broom cleaned and walls, floor and ceiling repaired to reasonable order, in as good order as the same is on the day Tenant first opened for business to the public, reasonable wear and tear excepted.

ARTICLE X
UTILITIES

Section 1. From the earlier of (a) the date upon which the Leased Premises are delivered to Tenant or (b) the Lease Commencement Date, and at all times during the Lease Term, Tenant, in addition to the rents required hereunder, shall pay, prior to delinquency, the costs of all utilities, including but not limited to gas, propane, electricity, water and sewer used and consumed by Tenant in the Leased Premises, and to the extent possible shall contract for the same in its own name and on separate meters. Throughout the duration of Tenant’s occupancy of the Leased Premises, Tenant shall keep such meters and installation equipment in good working order and repair at Tenant’s sole cost and expense. Failure to do so may allow Landlord to cause such meters and equipment to be replaced or repaired, and to collect the cost thereof from Tenant as Additional Rent. If such utility charges cannot be separately metered or separately determined, Tenant agrees to pay its pro rata share thereof, which shall be equal to the number of square feet included in the Leased Premises divided by the total number of square feet included in that portion of the Building utilizing such utilities, times the cost of utilities for that Building, all which shall be paid on the first day of the month at the same time and place stated in Article III hereof for the payment of Minimum Rent.

Section 2. Landlord does not warrant or guarantee the continued availability of any or all of the utility services necessary or desirable for the use of the Leased Premises by Tenant. In no event shall the interruption, diminution or cessation of such availability be construed as an actual or constructive eviction of Tenant, nor shall Tenant be entitled to any abatement of its rent obligations under this Lease on account thereof. Landlord shall not be liable in damages or otherwise if the furnishing by Landlord or by any utility or other service to the Leased Premises shall be interrupted or impaired by fire, repairs, accident, or by any cause beyond Landlord’s reasonable control. In the event that a deposit is required by a public or quasi-public organization in order to furnish or agree to furnish any service to the Leased Premises, Tenant agrees and covenants to pay such deposit. Any money so paid shall not entitle Tenant to an offset or reduction of its rent liability under this Lease, nor shall Landlord be obligated to repay or credit Tenant for any money so paid.

Section 3. Landlord reserves the right to stop the service of any or all of the utilities hereinabove described when, in Landlord’s sole discretion, such stoppage is necessitated by reason of accident, repairs, inspections, alterations or improvements, until any of the same have been completed. In such event, Landlord shall not be deemed guilty of a breach of this Lease, nor shall Tenant be entitled to any abatement of its rent obligations under this Lease on account thereof. Landlord shall not unreasonably stop the service of any or all of the utilities.

ARTICLE XI

CARE OF LEASED PREMISES

Section 1. Tenant agrees to keep the Leased Premises well-lighted and in a neat and clean condition; not to conduct any auction, fire, bankruptcy, liquidation or going-out-of-business sales thereon without the prior written consent of Landlord; and to operate its business thereon continuously during the Lease Term at substantially the same hours as the other tenants. Tenant shall keep the Leased Equipment in reasonably good condition and repair, and shall perform reasonable or required maintenance and repair on the Leased Equipment. Tenant also agrees not to open or operate, directly or indirectly, any other stores substantially like the store being operated on the Leased Premises within a distance of three (3) mile from the boundaries of the Property; should Tenant violate this covenant, Landlord may, in addition to all other remedies available pursuant to this Lease, at law or in equity, include the Gross Revenues from any such violating stores within the definition of “Gross Revenues” pursuant to Article V.

ARTICLE XII

SIGNS AND ADVERTISING

Section 1. Tenant shall be obligated to install and maintain a sign in accordance with Exhibit “D” attached hereto. Tenant shall not erect or install any type of store front, any exterior or interior window or door signs, any paper signs or advertising signs painted on windows, or other types of signs, placards, or window blinds, or place or utilize in the store front area any trade fixtures, displays, merchandise and equipment without first having obtained the prior written consent and approval of Landlord. All signs, placards, fixtures, displays, merchandise and equipment shall conform to the criteria set forth in Exhibit “D”. Tenant shall pay all costs of causing its signs to be erected and maintained. A diagram of Tenants signage is attached hereto in Exhibit D and is hereby approved by Landlord.

Section 2. Tenant agrees that it may insert the address and telephone number of the Leased Premises in any advertising media it may use and, so far as possible.

ARTICLE XIII

USE OF LEASED PREMISES

Section 1. The Lease Premises shall be used and occupied by Tenant only as set forth in Exhibit B attached hereto and for no other uses. Tenant further acknowledges and hereby accepts without complaint, now or hereafter, all current and future tenants of the Shopping Center and those tenants’ permitted uses. Tenant expressly acknowledges hereby that it has not relied on representations that may have been made as to other tenants in deciding to enter into this Lease.

Section 2. Tenant shall not burn any trash or garbage at any time in or about the Shopping Center.

Section 3. Landlord reserves the right, without liability owed to Tenant, to refuse admission to the Shopping Center and the Leased Premises outside ordinary business hours to any person not known or properly identified to any watchman in charge, to eject any person from the Shopping Center whose conduct may tend to be harmful to the safety and interest of Shopping Center tenants or to close any part of the Shopping Center during any riot or other commotion where person or property may be imperiled.

Section 4. Tenant shall not: (a) do, or permit to be done, anything in or about the Leased Premises or the Shopping Center which will in any way obstruct or interfere with the rights of other tenants or occupants of the Shopping Center, or injure or annoy them; (b) cause, maintain or permit any nuisance in, on or about the Leased Premises; (c) commit, or suffer the commission of, any waste in, on or about the Leased Premises; (d) use the Leased Premises for any objectionable or immoral purpose, including, but not limited to sale adult/erotic materials. This obligation of Tenant is only for the benefit of Landlord and no other party, and shall only be enforceable by Landlord, its authorized representatives, successors and assigns.

Section 5. The purpose of this Lease is to transfer possession of the Leased Premises to the Tenant for Tenant business use, in return for certain benefits, including rent and other charges, to be transferred to Landlord. Tenant acknowledges that it has not entered into this Lease for the purpose of obtaining the right to convey the leasehold or the Leased Premises to others.

ARTICLE XIV

ALTERATIONS AND ADDITIONS

Section 1. Tenant shall not, under any circumstances, make alterations or additions to the exterior of the Building. Tenant shall make no alterations or additions to the interior of the Leased Premises, including equipment or appliances installed in connection with the transmission or delivery of the utilities, without first procuring Landlord’s written consent, after delivering to Landlord the plans and specifications therefor, which Landlord shall not unreasonably withhold so long as it doesn’t damage or alter structural or load bearing parts of the Building. Tenant shall promptly pay for the costs of all Tenant Work regardless of the cost, and shall indemnify Landlord against liens, costs, damages and expenses incurred by Landlord in connection therewith, including any attorney’s fees incurred by Landlord, if Landlord shall be joined in any action or proceeding involving such work. Landlord may, at its option, pay sums due in order to release such liens, in which event any such sums paid by Landlord shall be due to Landlord by Tenant, as Additional Rent, upon demand. Under no circumstances shall Tenant commence any such work until Landlord has been provided with certificates evidencing that all the contractor and subcontractor performing such work have in full force and effect adequate workmen’s compensation insurance as required by the laws of the State of Colorado, and public liability and builder’s risk insurance in such amounts and according to terms satisfactory to Landlord.

Section 2. Within five (5) days after notifying Landlord of any planned erection, construction, alteration, removal, addition, repair or other improvement (“Tenant’s Work”), Tenant shall post and keep posted until completion of Tenant’s Work, in a conspicuous place upon the doors providing entrance of the Leased Premises, and shall personally serve upon such contractors or subcontractors performing Tenant’s work, a notice stating that Landlord’s interest in the Shopping Center shall not be subject to any lien for Tenant’s Work.

Section 3. All alterations, additions, improvements, fixtures, and other personal property, excluding all equipment, which may be made or installed by, for and on behalf of Tenant upon the Leased Premises and which in any manner are attached to the floors, walls, or ceilings shall become the property of Landlord at the time of installation and shall remain upon and be surrendered with the Leased Premises at the time of termination of this Lease as a part of the Leased Premises, without disturbance, molestation or injury. During the Lease Term, Tenant shall not remove or damage the above described Tenant’s Work and fixtures without the prior written consent of Landlord.

ARTICLE XV
INSURANCE

Section 1. Commencing with the Lease Commencement Date and continuing through the Lease Term, and any extensions thereof, Tenant shall pay to Landlord its pro rata share of estimated insurance premiums for an “all risk” insurance policy, with an endorsement insuring against loss of both Minimum Rent and Percentage Rent (including Extended Period of Recovery, if applicable) which Landlord shall obtain, insuring the buildings and improvements of the Shopping Center for one hundred percent (100%) of their replacement value, and premiums for any other policy of insurance which Landlord or Landlord’s mortgagee for the Shopping Center requires to be kept in force. Tenant’s pro rata share shall be based upon actual insurance premiums for the prior 12-month period, if any, or if none, based upon Landlord’s estimate thereof, and shall be equal to the number of square feet included in the Leased Premises divided by the total number of square feet included in buildings built and owned by Landlord in the Shopping Center, which buildings are covered by such insurance, times the amount of said premiums paid by Landlord for the Shopping Center. Tenant’s pro rata share shall be payable, at Landlord’s option, either: (ii) one-twelfth (1/12) of Tenant’s pro rata share paid monthly through the Lease Term in the same manner at Addition Rent; or (ii) Tenant’s pro rata share paid annually, in advance, on each anniversary of the Lease Commencement Date.

Section 2. Tenant shall, in addition, at its sole cost and expense, maintain the following insurance or pay the following premiums with respect to the Leased Premises, including any equipment or fixtures in place as of the Commencement Date: (a) fire and extended coverage insurance insuring all alterations and additions made by Tenant to the Leased Premises and all of its fixtures, inventory, furniture and equipment for the full replacement value thereof with the broadest possible coverage (“all risk”) on a 100% co-insurance form insuring against all risks of direct physical loss and excluding only such unusual perils as nuclear attack, earth movement, flood and war; (b) public liability, bodily injury and property damage comprehensive insurance coverage insuring against claims of any and all personal injury, death or damage occurring in or about the Leased Premises or the sidewalks adjacent thereto, with a combined single limit coverage of not less than $2,000,000.00; (c) plate glass insurance sufficient to discharge Tenant’s obligations as above provided; and (d) in the event liquor is sold on the Leased Premises in any form, Liquor Legal Liability or similar insurance. If the Tenant utilizes, produces or stores any hazardous materials, Tenant shall maintain such insurance as necessary to cover any risk of loss or damage arising therefrom. Landlord or Landlord’s mortgagee may reasonably require increases in the above-described coverage from time to time, in which event Tenant shall obtain the same and pay the costs thereof.

Section 3. Each such insurance policy shall be issued by an insurance company of recognized standing, authorized to do business in the State of Colorado and satisfactory to Landlord. The policies required in the above paragraph shall name Landlord and Tenant as parties, insured-loss payees, and where applicable, be payable to Landlord and Tenant as their interest may appear. If required by Landlord, such policies shall also contain a loss payable endorsement in favor of the holder of any first mortgage on the Property or portion thereof. All such policies shall provide that no cancellation or termination thereof or any material modification thereof shall be effective except on thirty (30) days prior written notice to Landlord, said mortgagee. All liability insurance required to be carried by Tenant hereunder shall state that Landlord is entitled to recovery for the negligence of Tenant even though Landlord is a named insured. Certificates evidencing such insurance shall be delivered to Landlord upon the Lease Commencement Date and each anniversary thereof.

Section 4. Without landlord’s prior written consent, Tenant shall not stock or store any hazardous materials or do anything in or about the Leased Premises which would in any way tend to increase rates or invalidate any policy on the Leased Premises or the Building in which the same are located or carried on Landlord’s operation of the Building. Materials typically used in the operation of tenant’s business are deemed acceptable; provided, however, that any dangerous or hazardous materials are stored in such manner to prevent any leaks or emissions. If Landlord shall consent to such use, Tenant agrees to pay as Additional Rent any increase in premiums for insurance against loss by standard fire and extended coverage resulting from the business carried on in the Leased Premises by Tenant. If Tenant installs any electrical equipment that overloads the power lines to the Building, Tenant shall at its expense make whatever changes are necessary to comply with the requirements of insurance underwriter insurance rating bureaus & government authorities having jurisdiction.

Section 5. The obligations of Tenant, as contained in this Article, shall inure directly to Landlord’s first mortgagee and shall not be invalidated by any act, neglect or default of Landlord, nor by any foreclosure or other similar proceeding, nor by any change in title or ownership of the Leased Premises.

ARTICLE XVI

WAIVER OF SUBROGATION

Section 1. Landlord and Tenant agree that, if the interests of which they are required to obtain insurance in connection with the transaction contemplated hereby shall be damaged or destroyed during the Lease Term by a peril insurable under a standard fire and extended coverage policy and whether or not such damage or destruction was caused by the neglect of the other party, neither party shall have any liability to the other or to any insurer of the other (provided the terms of this Article are approved by said insurers) for, or in respect of, such damage or destruction to the extent covered by such insurance; and each party shall attempt to require all policies of material damage insurance carried by such party during the Lease Term to be endorsed with a provision in and by which the insurer designated therein shall waive its right of subrogation against the other. The waiver of subrogation hereby required shall extend only to the risks insured by the policies required hereby.

ARTICLE XVII

DESTRUCTION OF OR DAMAGE TO LEASED PREMISES

Section 1. In case the Leased Premises or the Building in which the Leased Premises are situated shall be partially or totally destroyed by fire or other peril insurable under standard fire and extended coverage insurance so as to become partially or totally untenantable, the same shall be repaired as speedily as possible at the expense of the Landlord, to the extent of insurance proceeds available, unless Landlord shall elect not to rebuild as hereinafter provided; or, if the remainder of the Lease Term is less than twenty-four (24) months, Landlord shall not be required to rebuild if Tenant fails to exercise (within fifteen (15) days following notice from Landlord of demand to do so) the next option, if any, to extend the Lease Term which may be available, and if no such option is available, Landlord may terminate this Lease upon the date of the damage of destruction.

Section 2. In case the Leased Premises or the Building in which the Leased Premises are situated shall be destroyed or so damaged by fire or other peril insurable under standard fire and extended coverage insurance as to render more than thirty-three percent (33%) of the Leased Premises or thirty-three percent (33%) of the said Building untenantable, Landlord may, at its election to be exercised by notice given to Tenant not more than thirty (30) days after the occurrence of the damage, terminate this Lease, but if Landlord shall not so elect, Landlord shall, as promptly as may be reasonable, repair, rebuild or restore any such damage suffered in the Leased Premises as in this Article provided; however, Landlord’s obligation shall be limited to restore the Leased Premises to a condition sufficient to enable Tenant to operate and use immediately preceding any such destruction or damage, but only to the extent allowed by available insurance proceeds.

Section 3. In case of casualty to the Leased Premises resulting in damage or destruction which casualty is not insured against, Landlord shall be under no obligation to restore, replace, or rebuild the Leased Premises, and this Lease shall be deemed terminated on the 30th day after such casualty and of no further force and effect as of the date of such casualty, unless Landlord elects to restore, repair, replace and rebuild the Leased Premises and so notifies Tenant in writing within thirty (30) days after such casualty; in that event, this Lease shall continue in full force and effect during the period of such restoration, replacing or rebuilding. Furthermore, if Landlord so elects to restore, repair, replace or rebuild the Leased Premises, Landlord shall proceed with reasonable diligence to do so and place the Leased Premises in substantially the same condition as of the date they are declared Ready of Occupancy.

Section 4. If such damage or destruction as described in this Article occurs, and this Lease is not so terminated by Landlord, this Lease shall remain in full force and effect, and the parties waive the provisions of any law to the contrary. Tenant shall in the event of any such damage or destruction, unless the Lease shall be terminated as provided in this Article, forthwith replace or fully repair all exterior signs, trade fixtures, equipment, display cases and other installations originally installed by Tenant. Landlord shall have no interest in the proceeds of any insurance carried by Tenant, and Tenant shall have no interest in the proceeds of any insurance carried by Landlord. Tenant’s Minimum Rent shall abate in that same proportion as the number of square feet rendered untenantable bears to the total number of square feet in the Leased Premises. Tenant agrees during any period of reconstruction, restoration or repair of the Leased Premises and/or of the Building to continue the operation of its business in the Leased Premises to the extent reasonably practicable from the standpoint of good business.

ARTICLE XVIII
EMINENT DOMAIN

Section 1. In case the Leased Premises or any part thereof shall be taken by the exercise of the right of eminent domain, then the Landlord or Tenant shall have the option to terminate this Lease, provided the taking is of such character as to seriously prevent the Tenant from conducting the Tenant’s business in substantially the same manner as prior to the taking and provided said election shall be made within sixty (60) days of said taking. Tenant hereby assigns to Landlord all of its right, title and interest in and to any condemnation award payable to Tenant by the condemning authority as damages for the complete or partial taking of the estate vested in Tenant by this Lease. All other damages arising out of a complete or partial taking of the Leased Premises which are sustained by Tenant and to which Tenant is legally entitled including, without limitation, moving expenses and damages of dislocation of Tenant’s business, shall be paid to Tenant. Notwithstanding anything to the contrary above, if any part of the Common Area should be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase under threat thereof, this Lease shall not terminate, nor shall any Minimum Rent, Percentage Rent or Additional Rent payable hereunder be reduced, nor shall Lessee be entitled to any part of the award made for such taking.

ARTICLE XIX

INDEMNIFICATION

Section 1. Tenant shall indemnify Landlord and save it harmless from and against any and all suits, actions, damages, claims, liability and expense, including reasonable attorney fees, in connection with loss of life, bodily or personal injury, or any other type of damages or injury arising from or out of any breach of this lease or occurrence in, upon, at or from the Premises, or the occupancy or use by Tenant of the Leased Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, invitees, licensees or concessionaires, including acts or omissions relating to the sidewalks and common areas within the Shopping Center. Tenant shall store its property in and shall use and enjoy the Leased Premises and all other portions of the Shopping Center at its own risk, and hereby releases Landlord, to the full extent permitted by law, from all claims of every kind resulting in loss of life, personal or bodily injury, or property damage, and Tenant, on behalf of its issuing company or companies insuring its property against any loss, waives any right of subrogation that it may have against Landlord. Tenant shall give prompt notice to Landlord in case of fire or accident in the Leased Premises or in the building of which the Premises are a part or of defects therein or in any fixtures or equipment. In case Landlord shall be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses, and reasonable attorneys’ fee.

Section 2. Landlord shall not be responsible to Tenant, nor required to save Tenant harmless form any loss or damage which may be occasioned by or through the acts or omissions of persons occupying portions of the Shopping Center or any invitees of coming onto the Shopping Center. In addition, and notwithstanding anything to the contrary hereunder, Tenant shall not hold or attempt to hold Landlord liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, or any repairs or alterations to the Leased Premises or otherwise; or liable for any injury or damage occasioned by defective wiring or breakage or stoppage of plumbing or sewage upon the Leased Premises, whether said breakage or stoppage results from freezing, or otherwise. All property kept, stored or maintained in the Leased Premises shall be so kept, stored or maintained at the risk of Tenant only.

ARTICLE XX

ASSIGNMENT AND SUBLETTING

Section 1. Tenant shall not assign, sell, pledge, mortgage, encumber or in any manner transfer this Lease or any interest therein, nor sublet the Leased Premises or any part or parts thereof, nor permit occupancy by anyone with, through or under it, nor allow the sale or transfer of any of its capital stock (in the case of a corporation) or partnership interests (in the case of a partnership) to the extent that Tenant loses voting control of the entity existing upon execution of this Lease, nor transfer all or substantially all of Tenant’s assets without the prior written consent of the Landlord, which consent shall be allowed only in Landlord’s sole discretion. Landlord and Tenant hereby acknowledge that this provision regarding assignment and subletting and Landlord’s discretion there over has been fully and freely negotiated. Tenant shall pay to Landlord a fee of Five Hundred Dollars ($500.00) to compensate Landlord for the time and expense of reviewing any request and documentation regarding assignment or subletting and pay any out of pocket legal fees incurred by Landlord. Landlord shall have ten (10) business day from the date of receipt of the written request of Tenant, together with reasonable information relating to the financial condition, business operations and experience of any assignee or sub-lessee, in which to determine whether or not Landlord’s consent shall be granted. Notwithstanding the foregoing, the Landlord shall not unreasonably withhold its consent to Tenant’s request to sublet the Leased Premises. Landlord shall have no liability of any kind for not consenting to an assignment or subletting.

Section 2. Any sublease of the Leased Premises executed by Tenant shall incorporate this Lease (the “Underlying Lease”) in its entirety and be subject to its terms. The sublease shall also require the sublessee to attorn to Landlord at Landlord’s option in the Event of Default by Tenant under the terms of the Underlying Lease, and Tenant does hereby grant Landlord the irrevocable power of attorney to effect the same. Consent by Landlord to one or more assignments of this Lease or to one or more sublettings of the Leased Premises shall not operate as a waiver of Landlord’s rights under this Article as to any guarantor of Tenant or any of its obligations under this Lease, nor be construed or taken as a waiver of any of Landlord’s rights or remedies under this Lease.

Section 3. No assignment or subletting shall release Tenant of any of its obligations under this Lease nor be construed or taken as a waiver of any of Landlord’s rights hereunder unless specifically agreed to by Landlord in in writing at the time of assignment or sublease. In the event Landlord allows assignment or subletting hereunder, neither Tenant, assignee of Tenant, nor the sublessee of Tenant shall have any option to extend the Lease Term, notwithstanding anything contained in this Lease to the contrary. In the event Tenant assigns or sublets its space or a portion thereof, Tenant shall pay a fee of $500.00 to be paid to Landlord plus any out of pocket expenses, including reasonable attorney fees, incurred by Landlord relative to the assignment or sublease.

Section 4. No interest in this Lease shall pass to any trustee or receiver in bankruptcy, to any estate of Tenant, to any assignee of Tenant for the benefit of creditors, or to any other party by operation of law or otherwise without Landlord’s consent.

Section 5. No consent to assignment or subletting shall be granted if Tenant is then in default under this Lease.

Section 6. Landlord shall receive (a) all increases in Minimum Rent, and (b) all increases in Percentage Rents resulting from increases of the percentage ratio paid by an assignee or sublessee. Tenant shall not share to any extent in such rents.

ARTICLE XXI

EFFECT OF LANDLORD’S CONVEYANCE

Section 1. If, during the term of this Lease, Landlord shall sell its interest in the Center of which the Leased Premises forms a part, or the Leased Premises, or any portion of the Center (including land contiguous to it) which may not include the Leased Premises, including sales by foreclosure or a deed in lieu thereof, all of which is hereby permitted and which Landlord shall be allowed to advertise for at any time, then from and after the effective date of the sale or conveyance, Landlord shall be released and discharged from any and all obligations and responsibilities under this Lease, except those already accrued, provided the successor Landlord accepts the assignment of this lease and bound thereby. To clarify, any subsequent holder of legal title to the Leased Premises shall be bound by all the terms of this Lease so long as Tenant is not in default thereof, and Tenant shall remain bound by all its covenants and agreements throughout the Lease Term. In the event of any such sale, Tenant agrees to attorn to and become Tenant of Landlord’s successor-in-interest. If any security be given by Tenant to secure the faithful performance of all or any of the covenants of this Lease on the part of Tenant, Landlord may transfer and/or deliver the security, as such, to the purchaser and thereupon Landlord shall be discharged from any further liability in reference thereto. Landlord shall give immediate notice of such sale and assignment of Lease upon its occurrence.

ARTICLE XXII
DEFAULT

Section 1. Any one of the following events shall be deemed to be an event of default by Tenant under was Lease:

(a) Tenant shall have failed to pay any installment of rent, Additional Rent or other charge or pecuniary obligation provided for herein (all of which is due on the first of each month), or any portion thereof, within seven days of when the same is due;

(b) Tenant shall have failed to comply with any other provisions of this Lease and shall not cure such failure within fifteen (15) days after Landlord, by written notice, has informed Tenant of such noncompliance; unless the breach or failure shall be such that it would cause immediate damage to Landlord or the Shopping Center, in which event the default shall be immediate;

(c) If any of the following occurs with respect to Tenant or any guarantor of Tenant’s obligations under this Lease:

(i) A voluntary petition for relief pursuant to the bankruptcy or insolvency laws of the United States or of any state is filed by Tenant or guarantor;

(ii)  An involuntary petition for relief pursuant to the bankruptcy or insolvency laws of the United States or of any state is filed against Tenant or guarantor;

(iii) The attachment, seizure, levy upon or taking possession by any receiver, custodian, or assignee for the benefit of creditors of any portion of the property of Tenant or guarantor;

(iv) Tenant or guarantor makes an assignment for the benefit of creditors; liquidates, winds down or closes its business; or

(d) Tenant shall do or permit to be done anything which creates a lien upon the Leased Premises or the Center which is not paid or discharged promptly. A lien shall be deemed to have been discharged promptly if it has been removed no later than thirty (30) days after the lien was created. If said lien is not discharged on or before thirty (30) days after being created, Tenant shall be considered in default of Lease.

Section 2. In the event of a default pursuant to Section 1 of this Article, Landlord may, by serving ten (10) days written notice upon Tenant, elect either to:

(a)         Cancel and terminate this Lease, or

(b)        Terminate Tenant’s rights to possession only without terminating this Lease.

If Landlord gives Tenant notice of Tenant’s default and/or delivers to Tenant a Notice of Demand for Payment or Possession pursuant to the applicable statute (either of which shall hereinafter to referred to as a “Notice of Default”), the Notice of Default will not constitute an election to terminate the Lease unless Landlord expressly states in the Notice of Default that it is exercising its right to terminate the Lease.

Section 3. Upon any termination of this Lease, the Landlord may enter upon the Leased Premise and repossess the same (including all fixtures and equipment therein), and expel the Tenant and those claiming under it, without being guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for the event of default in question. In the case of any such termination, Tenant will indemnify the Landlord against all loss or damage suffered by reason of the termination, including loss of rentals which would have otherwise been payable hereunder for the balance of the Lease Term had such termination not occurred.

Section 4. In the event of default by Tenant pursuant to this Article XXII, Landlord may, with ten (10) days prior written notice and without terminating the Lease, re-enter and take possession of the Leased Premises, or any part thereof, and repossess the same as Landlord’s former estate, and expel Tenant and those claiming through or under Tenant, and remove the personal property and effects of either or both (forcibly, if necessary) without being deemed guilty of any manner trespass and without prejudice to any remedies for arrears of rent or preceding breach of covenants. Upon any such re-entry Landlord shall be entitled to sell the personal property and effects of the Tenant, or any of it, pursuant to the terms of this Lease. Should Landlord elect to re-enter as provided in this Article XXII, or should Landlord take possession pursuant to legal proceedings or any notice provided for by law, Landlord may, from time to time, without terminating this Lease, relet the Leased Premises, or any part thereof, on behalf of Tenant for such term or terms, and at such rent or rents, and upon such other terms and conditions as Landlord may deem advisable (which may include concessions and free rent) with the right to make alterations and repairs to the Leased Premises. No such re-entry or taking of possession of the Leased Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease, unless a written notice of termination, specifically stating Landlord’s intention to terminate, be given to Tenant.

Section 5. In the event Landlord does not terminate this Lease, but on the contrary, elects to take possession, then such repossession shall not relieve Tenant of its obligations and liability under this Lease, all of which shall survive such repossession.

Section 6. No right or remedy herein conferred upon or reserved to the Landlord is exclusive of any other right or remedy herein or by law or equity provided or permitted; but each shall be cumulative of every other right or remedy given hereunder. The rights and remedies provided hereof shall survive the termination of this Lease.

Section 7. Should Landlord be in default under the terms of this Lease, Landlord shall have reasonable and adequate time in which to cure the same after written notice to Landlord by Tenant.

Section 8. In the event that Landlord commences summary proceedings in the nature of a forcible entry and detainer or unlawful detention for nonpayment of Minimum Rent, Percentage Rent, Additional Rent, or for Tenant’s failure to perform its other obligations hereunder, Tenant agrees not to file a counterclaim against Landlord in the summary proceedings, not to consolidate claims against Landlord in said proceedings; however, Tenant does not waive its right hereunder to bring any later action against Landlord for damages. The commencement of such proceedings (including but not limited to the delivery of notice and process thereof) regardless of whether such proceedings are actually commenced, shall not be deemed to terminate this Lease, If Tenant should contest such summary proceedings, it shall post a bond in favor of Landlord for the amount of rent due and for future damages upon termination of this Lease.

Section 9. If the amount in controversy in any dispute between Landlord and Tenant is $25,000 or less and possession of the Leased Premises is not an issue, the parties agree to submit the dispute to the Judicial Arbiter Group for binding arbitration in accordance with its arbitration rules. If litigation is commenced between the parties when the matter is subject to this Section, then upon motion of either party, the litigation shall be stayed and the dispute submitted to arbitration. If the amount in controversy is alleged to exceed $25,000 and the court in which the litigation is commenced determines that the amount in controversy has been stated to exceed $25,000 to avoid arbitration, the court, on its own motion or by motion of a party, shall have the right to stay the litigation and require that the dispute be submitted to arbitration pursuant to this Section.

ARTICLE XXIII

LATE RENT PAYMENT

Section 1. Notwithstanding anything to the contrary hereof, all payments of Minimum Rent, Percentage Rent, Additional Rent and all other pecuniary obligations of Tenant to Landlord, all of which are payable on demand if not otherwise required due on the first of each month, shall bear interest at the rate of twenty percent (20%) per annum from the date due until paid. Tenant acknowledges that late payments by Tenant to Landlord of such rent and other charges will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Therefore, if any installment of rent due from Tenant is not received by Landlord within five (5) days from when due, Tenant shall pay to Landlord an additional sum of One Hundred Dollars ($100.00) as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord with incur by reason of late payment by Tenant. Additionally, Tenant shall pay a Twenty-Five Dollar ($25.00) charge for any checks written to Landlord which are returned due to insufficient funds.

ARTICLE XXIV
[removed]

ARTICLE XXV

NONDISTURBANCE AND SUBORDINATION

Section 1.This Lease shall be subject and subordinate to: (a) any reciprocal easement agreements or any other easements and (b) the liens of any mortgages or deeds of trust which Landlord may now or hereafter place upon the Leased Premises and the Shopping Center, and to all terms, conditions and provisions thereof, to all advances made, and to any renewals, extensions, modifications or replacements thereof. Provided, however, that if this Lease is in full force and effect, and provided Tenant is not in default thereunder, the right of possession of Tenant to the Leased Premises and Tenant’s right arising out of this Lease shall not be affected or disturbed by any mortgagee in the exercise of any of its rights under the mortgage or the note secured thereby, nor shall Tenant be named as a party defendant to any foreclosure of the lien of mortgage, nor in any other way be deprived of its rights under this Lease. In the event that any mortgagee shall agree to the sale of the Leased Premises pursuant to the exercise any of any rights and remedies under any mortgage, or otherwise, such sale shall be made subject to this Lease and the rights of Tenant hereunder. Tenant agrees to attorn to the mortgagee or such person who may acquire title as its new Landlord, and the Lease shall continue in full force and effect as a direct lease between Tenant and mortgagee or such other person, upon all the terms, covenants and agreements set forth in this Lease. Tenant shall, without further negotiation, execute or obtain execution of such instruments as may be necessary to effectuate said subordination, sale, foreclosure, and attornment; should Tenant fail to execute same, Tenant hereby appoints Landlord as its attorney-in-fact to execute such documents in Tenant’s place. Such instruments may require Tenant to notify the mortgagee of defaults by Landlord hereunder, to make rental payments to the mortgagee upon proper notice, and to allow the mortgagee a reasonable time to cure defaults hereunder, if Landlord has not done so. Tenant agrees to execute along with this Lease the Subordination and Estoppel Agreement which is attached hereto as Exhibit “L” and is incorporated herein by this reference.

ARTICLE XXVI

NOTJCES

Section 1. All notices to be given hereunder by either of the parties shall be in writing. Any notice may be served by Landlord upon Tenant personally be delivering the same to an employee of Tenant, or to Tenant directly. Any notice shall also be deemed duly served by either party if mailed by registered or certified mail, return receipt requested, with proper postage prepaid, addressed to each party at its address first written above. Either party may change the address to which notices may be sent by delivering a copy thereof to the other party in the manner aforesaid. If service shall be made by registered or certified mail, such service shall be complete as of the next day following the mailing of such notice in the manner aforesaid.

ARTICLE XXVII
DEPOSIT

Section 1. Concurrently with the execution of this Lease, Tenant will or has deposited with Landlord, and will keep on deposit at all times during the Lease Term, the sum of specified in Exhibit B attached hereto as security for the payment by Tenant of the rents herein agreed to be paid. If, at any time during the Lease Term, Tenant shall be in default in the performance of any provision of this Lease, Landlord shall have the right to use said deposit, or so much thereof as necessary, in payment of any rent in default as aforesaid, in reimbursement of any expenses incurred by Landlord and in payment of any damages incurred by Landlord by reason of Tenant’s default, or at the option of Landlord, the same may be retained by Landlord. In such event, Tenant shall, within fifteen (15) days of written demand of Landlord, forthwith remit to Landlord sufficient amount of cash to restore said deposit to its original amount. In the event said deposit has not been utilized as aforesaid, said deposit or as much thereof as has not been utilized is said purposes, shall be refunded to Tenant, without interest, upon full performance of this Lease by Tenant. Landlord shall have the right to commingle said deposit with other funds of Landlord. Landlord may deliver the funds deposited herein by Tenant to the purchaser of Landlord’s interest in the Leased Premises in the event such interest be sold, and, thereupon, Landlord shall be discharged form further liability with respect to such deposit. Said deposit shall not be considered as liquidated damages, and if claims of Landlord exceed said deposit, Tenant shall remain liable for the balance of such claims.

ARTICLE XXVIII
MISCELLANEOUS

Section 1. Liens. Tenant shall not permit mechanics’, materialmen’s, or other liens against the Shopping Center in connection with any labor, materials, equipment, or services furnished, or claimed to have been furnished. If any such lien shall be filed against the Shopping Center, Tenant shall cause it to be discharged at its sole cost and expense no later than thirty (30) days after said lien has been filed; provided, however, that if Tenant desires to contest any such lien, it may do so, so long as the enforcement thereof is stayed. In the event such a stay is obtained, Tenant shall obtain title insurance in the amount of the lien or liens (including interest and costs) for the benefit of Landlord should Landlord desire the same for any period during which a lien or liens exist on the Shopping Center. In such event Tenant shall, if necessary, pay required title insurance premiums, post bond sufficient to satisfy the title insurer’s requirements, pay escrow costs and fees, pay the attorney’s fees of Landlord, and sign indemnity agreements in favor of the title insurer.

Section 2. Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or a partnership or a joint venture between the parties hereto, it being agreed that neither the method of computation of rents or any other provisions set forth herein nor any acts of the parties herein shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

Section 3. Representations. Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements or warranties, except those expressed in this Lease.

Section 4. Amendments or Modifications. No amendment or modification of this Lease or any approvals or permissions of Landlord required under this Lease shall be valid or binding unless reduced to writing and executed by the parties hereto in the same manner as the execution of this Lease.

Section 5, Grammatical Changes. Wherever the words “Landlord” and “Tenant” are used in this Lease, they shall include “Landlords” and “Tenants” and shall apply to persons, both men and women, companies, partnerships and corporations. Wherever the words “mortgage” or “mortgages” are used herein, the same shall be deemed to include a deed of trust or trust deed, and the word “lender” shall include a mortgagee of a mortgage or a beneficiary of a deed of trust or trust deed. All references to the Lease Term shall include any extension of the Lease Term, except as otherwise provided. All references to Tenant shall include Tenant’s guarantors, assignees or sublessees. All references to the singular shall include the plural, and vice versa.

Section 6. Section Headings. The section headings are inserted herein only for convenience of reference and shall in no way define, limit or describe the scope of intent of any provisions of this Lease.

Section 7. Binding Effect. Subject to the provisions hereof, the benefits of this Lease and the burdens hereunder shall respectively inure to and be binding upon the heirs, successors, personal representatives and assigns of the parties.

Section 8. Force Maieure. Whenever a period of time is herein provided for either party to do or perform any act or thing, except for the payment of monies or obtaining proper insurance by Tenant, there shall be excluded from the computation of such time period any delays due to strikes, riots, acts of God, shortages of labor or any cause(s), whether or not similar to those enumerated, beyond the parties’ reasonable control or the reasonable control of their agents, servants, employees and any contractor engaged by them to perform work in connection with this Lease.

Section 9. Personal Property Taxes. Tenant shall pay before delinquency any personal property taxes attributable to the furniture, fixtures, merchandise, equipment, or other personal property situated on the Leased Premises. If any such personal property taxes are levied against Landlord or Landlord’s property, and if Landlord pays the same (which Landlord shall have the right to do) or if the assessed value of Landlord’s premises is increased by the inclusion therein of a value placed on such property, and if Landlord pays the taxes based on such increased assessment (which Landlord shall have the right to do), Tenant upon demand shall repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in assessment.

Section 10. Nonwaiver. No waiver of condition or covenant of this Lease by either party hereto shall be deemed to imply or constitute a further waiver by such party of the same or any other condition or covenant. The consent or approval by either party to or of any act by the other party of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to approval of any subsequent similar act. No act or thing done by Landlord or Landlord’s agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such surrender shall be valid unless signed in writing by Landlord. The delivery of Tenant keys to any employee or agent of Landlord shall not constitute a termination of this Lease unless a written agreement has been entered into with Landlord to this effect. No payment by Tenant, nor receipt from Landlord, of a lesser amount than the Minimum Rent herein stipulated shall be deemed to be other than on an account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check, or payment as rent, be deemed an accord and satisfaction, and Landlord shall accept such check for payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy available to Landlord. If this Lease be assigned, or if the Leased Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such collection shall be deemed a waiver of the covenant herein against assignment and subletting, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the complete performance by Tenant of the covenants herein contained on the part of Tenant to be performed.

Section 11. Reimbursement of Attorney’s Fees and Costs. In the event Landlord takes any action and prevails against Tenant in order to enforce the terms of this Lease or in any collection action, Landlord shall be entitled to recover from Tenant its costs and expenses, including reasonable attorney’s fees and costs.

Section 12. Short Form Lease and Notice to Mortgagee. Landlord and Tenant agree not to place this Lease of record, but agree upon the request of either party to execute and acknowledge so the same may be recorded a short form lease indicating the names and respective addresses of Landlord and Tenant, the Leased Premises, the Lease Term, the dates of the commencement and termination of this Lease Term and options for renewal, if any, but omitting rent and other terms of this Lease. Tenant agrees to an assignment by Landlord of rents and of Landlord’s interest in this Lease to a mortgagee, if the same be made by Landlord. Tenant further agrees that Tenant will give to said mortgagee a copy of any request for performance by Landlord or notice of default by Landlord; and in the event Landlord fails to cure such default, Tenant will give said mortgagee a reasonable period in which to cure the same before Tenant exercises any remedy by reason of such default. Said period shall begin on the last day on which Landlord could cure such default.

Section 13. [removed].

Section 14. Liquor License. Tenant agrees not to protest any application by Landlord or any other tenants who may apply for a liquor license for use within the Shopping Center.

Section 15. Status Statement of Lease. Tenant agrees within five (5) days of request by Landlord from time to time, to execute, acknowledge and deliver to Landlord a status statement of Lease sequentially in the form attached hereto as Exhibit’s and incorporated herein by this reference, to the extent that the facts set forth therein are true.

Section 16. Enlarging the Shopping Center. As provided aforesaid, Tenant acknowledges that Landlord hereby reserves the right from time to time to enlarge the Shopping Center by constructing other buildings on portions of the Property with or without any new Common Areas, and by including within the existing Shopping Center other properties now or hereafter owned by Landlord adjacent to the Property, and construction on such additional property buildings and Common Areas.

Section 17. Easements. Landlord shall have the right to grant any easements on, over, under and above the Leased Premises for such proposes as Landlord determines, provided that such easements will not materially interfere with Tenant’s business. Notwithstanding the foregoing, as of the date of this Lease, Landlord has no current plans or on-going discussions to grant any easements over the Leased Premises.

Section 18. Holding Over. In the event that Tenant remains in possession after the expiration of this Lease, without execution of a new Lease, Tenant shall be deemed to occupy the Leased Premises as a tenant from month to month, subject to all conditions, provisions and obligations set forth herein insofar as the same are applicable to a month to month tenancy, except that Minimum Rent shall increase to two hundred percent (200%) of the Minimum Rent that was in effect the last year of the Lease Term or any extension thereof. In addition, Tenant shall pay any damages and hold Landlord harmless from any liability incurred in connection with any claims made by any succeeding occupant based on delay of possession.

Section 19. Time of the Essence. Time is of the essence hereof, and each party shall perform its obligations and conditions hereunder within the time hereby required.

Section 20. Unenforceability. If any cause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Lease Term, then and in that event it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

Section 21. Corporate Authority. If Tenant is a corporation, Tenant represents that it has full corporate power and authority to enter into this Lease Agreement and has taken all corporate action necessary to carry out the transaction contemplated hereby so that when executed this Lease Agreement constitutes a valid and binding obligation enforceable in accordance with its terms.

Section 22. Financial Statements. This Lease and Landlord’s obligations hereunder are also expressly contingent on Landlord’s review and approval of Tenant’s financial statements and other financial information. Tenant will provide Landlord with true and complete financial statements and other financial information regarding Tenant’s financial strength and creditworthiness. In the event Landlord finds such information, or such additional guaranties, unacceptable, all as determined in Landlord’s sole discretion, then this Lease shall be deemed terminated with no further obligations by Landlord or Tenant.

Tenant and any guarantors of Tenant’s obligations hereunder shall provide their most recent financial statement(s) including statements of income and expense and statements of net worth within fifteen (15) days following the request of Landlord. Landlord may request said statements once during any year. Said statements shall be verified as being true and correct. The Landlord has reviewed Tenants financial statements and hereby approves said statements.

Section 23. Limitations of Landlord Liability. In no event shall Landlord be liable to Tenant for any failure of any other tenant in the Shopping Center to operate its business. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that there shall be absolutely no personal liability on the part of Landlord, or any owners of an interest in Landlord’s business, their successors, assigns, legally appointed representatives, or mortgagee in possession (for the purposes of this paragraph collectively referred to as “Landlord”) with respect to any of the terms, covenants and conditions of this Lease.

Section 24. Interpretation and Venue. The terms and enforcement of this Lease shall be interpreted according to the laws of the State of Colorado. Venue and jurisdiction for enforcement of this Lease shall be exclusively to the County or District Court in El Paso County, Colorado.

Section 25. Exhibits and Addenda. The following Exhibits and Addenda attached to this Lease are incorporated herein and made a part hereof by this reference:

Exhibits:

A. Legal Description of Shopping Center

B. Additional Provisions

C. Work letter

D. Sign Criteria

E. Tenants in Shopping Center (removed)

F. Tenant Estoppel and Status Statement of Lease

G. Corporate Resolution (removed)

H. Rent Payment Schedule

I.   Confirmation of Lease Commencement and Termination Dates (removed)

J.  Guaranty (removed)

K. Rules and Regulations

L. Subordination and Estoppel Agreement

Note: Should any Exhibits or Addenda mentioned in this Lease not be attached hereto, the intention to omit them shall be conclusively presumed and their absence shall not vitiate this Lease.

Section 26. Tenant Representations. In the event Tenant is a corporation, the officers executing this Lease on behalf of Tenant hereby covenant that they are duly authorized by the corporation to execute this Lease, that the corporation is duly organized under the laws of its State of incorporation, and that the corporation has the full right and authority to enter into this Lease for the full term hereof.

In the event Tenant is a general or limited partnership, the general partner(s) executing this Lease on behalf of Tenant hereby covenant(s) that he (they) is (are) duly authorized by the partnership to execute this Lease, that the partnership is duly organized under the laws of the State in which it was formed and that the partnership has the full right and authority to enter into this Lease for the full term hereof.

Section 27. Joint Liability. If two or more individuals, corporations, partnership or other entities (or any combination of two or more thereof) shall sign this Lease Agreement as Tenant, the liability of each such individual, corporation, partnership or other entity to perform all obligations hereunder shall be deemed to be join and several. In like manner, if Tenant shall be a partnership or other business association, the members of which are, by virtue of state or general law, subject to personal liability, then and in that event, the liability of each such members shall be deemed to be joint and several.

ARTICLE XXIX
BANKRUPTCY

Section 1. If at any time during the term of this Lease there shall be filed by or against Tenant in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy of insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or if a receiver of trustee takes possession of any of the assets of Tenant, or if the leasehold interest herein passes to a receiver, or if Tenant makes an assignment for the benefit of creditors or petitions for or enters into an arrangement (any of which are referred to herein as a “Bankruptcy Event”), then the following provisions shall apply:

(a)  In all events any receiver or trustee in bankruptcy shall either expressly assume or reject this Lease within the earlier of forty-five (45) days following the entry of an “Order of Relief” or as provided by the 1984 Amendments to the Bankruptcy Reform Act of 1978,

(b)  Landlord specifically reserves any and all remedies available to Landlord in Article XXII hereof or at law or in equity in respect of a Bankruptcy Event by Tenant to the extent such remedies are permitted by law.

Section 2. The bankruptcy of the Landlord shall not affect the validity of this Lease, nor shall the quiet enjoyment and peaceful possession of the Tenant be interrupted so long as Tenant is not in default hereunder.

ARTICLE XXX

COMPLIANCE WITH GOVERNMENTAL REGULATIONS

Section 1. Tenant warrants that it will comply at all times with, and be responsible for, the compliance of its personal property, equipment, employees, processes, assigns, agents, subcontractors and any others acting for it with all applicable federal, state and local laws, regulations, permits, licenses, certificate and any approvals of any type relative to any and all of the operations Tenant will conduct at or upon the Leased Premises. Tenant shall immediately notify Landlord of any reports, complaints, or asserted violations made to any environmental agency arising in connection with the operation to be performed at the Leased Premises. Tenant further warrants that to the best of its knowledge, no substance regarded as hazardous under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 USC Section 9601 et seq., will be stored or treated, nor will any hazardous substance be released or disposed of, on the Leased Premises or the Shopping Center. Upon the expiration of the Term, Tenant warrants that the Leased Premises and the Shopping Center shall be free of contamination from any substance regarded as hazardous under CERCLA, that has been in the possession of the Tenant.

Section 2. Tenant shall, at its sole cost and expense, be solely obligated and responsible to ensure that all its activities performed and possessions maintained on the Leased Premises shall comply with EPA and all other applicable governmental standards and requirements; and further, that Tenant shall be solely responsible for any noncompliance or violation of governmental regulations.

Section 3. Tenant accepts the Leased Premises in the condition existing as of the date of occupancy, as is, subject to all applicable zoning, municipal, county and state laws, ordinances, rules, regulations, order, restrictions and requirements in effect during the term or any part of the terms of this Lease regulating the Leased Premises.

ARTICLE XXXI
ABANDONMENT

Section 1. Tenant shall not vacate nor abandon the Leased Premises at any time during the life of this Lease, not permit the Leased Premises to remain unoccupied for a period longer than ten (10) consecutive days during the Lease Term.

ARTICLE XXXII

ENTRY BY LANDLORD

Section 1. Tenant shall permit Landlord and Landlord’s agents to enter the Leased Premises at all reasonable times for the purpose of inspecting the same or for the purpose of maintaining or repairing the Building or the Leased Premises, without any rebate of rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Leased Premises thereby occasioned. Tenant shall permit Landlord, at any time within ninety (90) days prior to the expiration of this Lease or termination of Tenant’s possession thereof, to place upon the Leased Premises any usual or ordinary “to let” or “to lease” signs. This Section in no way affects the maintenance obligations of the parties hereto.

***

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREIN, the parties hereto have executed this Lease the day and year first above written.

LANDLORD:

Colorado Place Center

/s/ Jong H. Kim
Jong H. Kim

TANANT:

GrowGeneration Pueblo, Corp.

By:	/s/ Darren Lampert
Name: Darren Lampert
Title: C.E.O

EXHIBIT A

LEGAL DESCRIPTION

LOTS 1 & 2 BLOCK, STONEBRIDGE MIDLAND SUBDIVISION NO. 2

EXHIBIT B

Additional Provisions

The following additional provisions are hereby made a part of that certain Lease (the "Lease") dated August ___, 2015, between Colorado Place Center, LLC ("Landlord") and GrowGeneration Pueblo, Corp. ("Tenant"). In the event of any conflict between the Lease and these Additional Provisions, the provisions hereinafter shall govern.

1.	The permitted use of the Premises under this Lease shall for the operation of gardening supply store.

2.	Concurrently with the execution of this Lease, Tenant shall pre-pay the first month of rent in the amount of $3,780.00 which shall be applied to the first month of rent. In addition, Tenant shall at all times during the Term of this Lease maintain a security deposit of equal to two full months of Rent.

3.	Notwithstanding anything to the contrary in the Lease, the first four (4) months of the Lease shall be rent free. In the event delivery of the Leased Premises to Tenant is after September 1, 2015, the free rent period of 4 months specified in this Section 3 shall begin on the date of such delivery.

4.	So long as Tenant is not in breach of the Lease, Tenant shall have one (1) option to extend the Term of the Lease for an additional sixty (60) months by providing written notice to Landlord of the exercise of such option no later than one hundred twenty (120) days before the expiration of the then current term. The Minimum Rent shall increase three percent (3%) per annum.

5.	Landlord shall remove all non-structural interior demising walls (not including the wall separating Unit H and I or the walls around the restrooms) and repair any large holes or cracks in the concrete floor. Landlord shall paint the interior walls of the Leased Premises white, egg shell or similar color chosen by Tenant. At the time the Leased Premises is delivered to Tenant, the Leased Premises shall be broom swept with existing lighting and HVAC units in reasonably good working order.

6.	The Landlord believes that the $3.50 per square foot annually is reasonably sufficient to cover common area maintenance ("CAM"), taxes and insurance related to the operations of the Shopping Center for the 2015 calendar year. The Landlord represents that in the last five years (i) Additional Rent charged to tenants for CAM, taxes and insurance have not risen more than 5% from year to year and (ii) there has been no special assessments on the Leased Premises in excess of $1,000 for any calendar year, in the last five years.

7.	Subject to Tenant obtaining all required permits and licenses, Tenant may install a loading door not to exceed six feet in width; provided, however, that such work shall not damage any structural or load bearing part of the building and that the work be performed in a professional manner.

8.	Subject to reasonable delays, the Landlord hereby agrees to deliver the Leased Premises and the worked specified in Section 5 above within thirty (30) days of execution and delivery of this Lease.

9.	Tenant shall not have to pay as Additional Rent, a pro rata share of any major capital improvements to replace the parking lot, roof or facade remodels.

EXHIBIT C

WORK LETTER

Tenant:	GrowGeneration Pueblo, Corp.

Leased Premises:	Colorado Place Center, 310-H/I South 8th Street,
Colorado Springs, CO 80905

Landlord:	Colorado Place Center

Concurrently herewith, Tenant and Landlord have executed a Lease (the "Lease") covering the Premises. This Work Letter is hereby attached to and made part of that Lease as Exhibit C and terms used herein shall have the same meaning as set forth in the Lease. In consideration of the execution of the Lease, Landlord and Tenant mutually agree as follows:

Tenant shall occupy the space "AS IS" condition other than Landlord, at its own expense, shall complete the work specified in Exhibit B, Section 5.

PROCEDURES AND SCHEDULES FOR COMPLETION

OF TENANT FINISH WORK BY TENANT

Tenant and Tenant Finish Work contractors and the contracts between Tenant and Tenant's contractors, to be entered into in connection with the performance of Tenant Finish Work, shall conform to the following rules, regulations and requirements, which shall be incorporated into such contracts. In the event of any conflict between any other terms or provisions of Tenant's Tenant Finish Work Contracts and the terms and provisions set forth below, the terms and provisions set forth below shall control.

1.	Commencement of Construction. Tenant shall start construction of Tenant Finish Work in the Premises within ten (10) days after the construction permit is issued. Tenant shall file for construction permit within five (5) days after Landlord approves final space plans. Tenant will not start construction until Landlord has substantially completed any of the work on the shell or surrounding areas to be performed by Landlord (other than such work which cannot be performed by Landlord until Tenant makes the Leased Premises ready for the performance thereof) and that the Premises are ready for Tenant's Work and Tenant shall carry such construction to completion with all due diligence.

2.	General Requirements.

A.	Tenant shall submit to Landlord, in writing, at least ten (10) days prior to the commencement of construction, the following information:

(i)	The names and addresses of the general, mechanical and electrical contractors Tenant intends to engage in the construction of Tenant Finish Work and copies of proposed contracts executed by Tenant. (The term "Contractor" as used hereinafter shall mean Tenant's general contractor or, if Tenant does not use a general contractor, then all contractors with whom Tenant contracts directly for Tenant Finish Work. The term "Subcontractors" shall mean and refer to all entities contracting with the Contractor to complete Finish Work.)

(ii)	A schedule setting forth the commencement date of construction of Tenant Finish Work and the date of completion of construction of Tenant Finish, fixturing work, and date of projected opening.

(iii)	Copies of performance and/or labor and material bonds, if so required by Tenant from the Contractor and Subcontractors.

(iv)	Itemized statement of estimated construction costs, architectural, engineering and contracting fees.

(v)	Evidence of insurance as called for herein. Tenant shall secure, pay for and maintain, or cause its contractor(s) to secure, pay for and maintain, during the continuance of construction and fixturing work within Tenant's Leased Premises, all insurance policies required and in the amounts as set forth herein. Tenant shall not permit, and Tenant's Tenant Finish contracts shall prohibit its Contractor to commence any work until all required insurance has been obtained and certified copies of policies have been delivered to Landlord.

B.	Insurance: Tenant shall secure, pay for and maintain, or cause its Contractor to secure, pay for and maintain, during the continuance of construction and fixturing work within Tenant's Leased Premises, the following insurance and in the amounts as set forth below:

i)	Tenant's Contractor's and Subcontractor's Required Minimum Coverages and Limits of Liability:

(a)	Workmen's Compensation, Employer's Liability Insurance with limits of not less than $100,000.00 and as required by state law and any insurance required by any Employee by state law and any insurance required by any Employee Benefit Acts or other statutes applicable where the work is to be performed as will protect the Contractor and Subcontractors from any and all liability under the aforementioned acts.

(b)	Comprehensive General Liability Insurance (including Contractor's Protective Liability) in an amount not less than $500,000.00 per person and $1,000,000.00 per occurrence whether involving personal injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $1,000,000.00, Such insurance shall provide for explosion and collapse coverage, if applicable, and contractual liability coverage and shall insure the Contractor and/or Subcontractors against any and all claims for personal injury, including death resulting therefrom and damage to the property of others and arising from his operations under the Contract and whether such operations are performed by the Contractor, Subcontractors, and any of their subcontractors, or by anyone directly or indirectly employed by any of them.

(c)	Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment owned, hired, and non-owned in the following minimum amounts:

(1)	Bodily injury, each person ($500,000);

(2)	Bodily injury, each occurrence ($1,000,000);

(3)	Property damage liability ($100,000).

Such insurance shall insure the Contractor and/or Subcontractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others arising from his operations under the Contract and whether such operations are performed by the Contractor, Subcontractors, or anyone directly or indirectly employed by any one of them.

(ii)	Tenant's Protective Liability Insurance:

Tenant or Tenant's Contractor shall provide Owner's Protective Liability Insurance as will insure against any and all liability (or death resulting therefrom) and property damage liability of others or a combination thereof which may arise from work in the completion of the Leased Premises, and any other liability for damages which the Contractor and/or Subcontractors are required to insure under any provisions herein.

Landlord shall be named as additional insured. Said insurance shall be provided in minimum amounts as follows:

(a)	Bodily injury, each person ($500,000);

(b)	Bodily injury, each occurrence ($1,000,000);

(c)	Property damage, each occurrence ($250,000);

(d)	Property damage, aggregate ($250,000).

Tenant's Builder's Risk Insurance:

Tenant shall provide a complete Value Form "All Physical Loss" Builder's Risk coverage on its work in the Leased Premises as it relates to the building within which the Leased Premises is located, naming the interests of Landlord, the Contractor and all Subcontractors, as their respective interests may appear, within a radius of 100 feet of the Leased Premises.

(iii)	Insurance policies shall name Landlord as additional insured. Certificates of Insurance shall provide that no change or cancellation of such insurance coverage shall be undertaken without thirty (30) days' written notice to Landlord. Tenant's Contractor shall deliver the necessary insurance certificates to Landlord prior to commencing work.

C.	As provided above, Tenant shall notify Landlord of the names of the proposed Tenant Finish Work general, mechanical and electrical contractors and such contractors shall be subject to prior written approval of Landlord which approval shall not be unreasonably withheld. All Contractors and Subcontractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord's general contractor and other contractors on the job. All work shall be coordinated with the general project work. Landlord shall have the right to require Tenant's Contractors and Subcontractors to provide payment and performance bonds for any or all Tenant Finish Work, such bonds to be provided at Tenant's sole cost and expense. Any bond shall be requested and provided prior to the commencement of Tenant Finish Work.

D.	Tenant's Contractor and Tenant Finish Work construction shall comply in all respects with applicable federal, state, county and/or local statutes, ordinances, regulations, laws and codes. All required building and other permits in connection with the construction and completion of the Leased Premises shall be obtained and paid for by Tenant.

E.	All Tenant Finish Work contracts shall be in writing and no Tenant Finish Work shall be done except pursuant to such contracts. All Tenant Finish Work contracts shall be subject to Landlord's prior written consent. Any approved Tenant Finish Work contracts (hereinafter "Contract") shall not be amended or modified without approval by Landlord. Tenant Finish Work Contract shall conform with the provisions of the Lease, including all provisions herein, and shall obligate Tenant's Contractor to complete Tenant Finish Work in accordance with the schedule referred to in Paragraph 1.B above.

F.	Landlord shall have the right to perform on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any of Tenant's work which Landlord determines shall be so performed. In order to maintain Landlord's warranties and guaranties for the mechanical, electrical, safety, and fire protection systems, all Tenant Finish Work affecting these systems shall be completed by Landlord's shell subcontractors performing the respective shell work items; provided, however, at Landlord's sole option, Landlord shall have the right to allow other subcontractors to perform work on special systems which may require connection into the foregoing systems. Other work which Landlord shall have the right to have performed on behalf of and for the benefit of Tenant shall be limited to work which Landlord deems necessary to be done on an emergency basis and which pertains to structural components, the general utility systems for the project, and the erection of temporary barricades and temporary signs, per standard project details and criteria, during construction and/or the period following the opening of the center for business.

G.	Tenant's Work shall be subject to the inspection and approval of Landlord, Landlord's architect and general contractor. Tenant should warrant that all work performed and material and equipment installed meet or exceed those standards or qualities approved by Landlord and Tenant on final plans and specifications. Landlord shall have the right at any time during the performance of Tenant Finish Work or thereafter to require replacement and reconstruction at Tenant's expense of Tenant Finish Work not conforming to these standards or to Tenant Finish Work Contract.

H.	Tenant shall apply and pay for all utility meters except where metered service is provided by Landlord or public service agency.

I.	The Tenant Finish Work Contract shall include a statement requiring the Contractor and all Subcontractors, laborers and materialmen to execute a lien waiver for any interim and final payments. A copy of the executed waiver or notice of refusal is to be immediately forwarded to Landlord.

J.	Prior to commencement of any Tenant Finish Work in the premises, Tenant shall obtain from Landlord Landlord's notice which provides that Landlord is not responsible for the payment of such work and setting forth such other information as Landlord may deem necessary. Tenant shall post copies of the notice in the Premises in locations which will be visible by parties performing any work on the Premises and Tenant shall provide evidence of posting, including a photograph and a notarized statement confirming such posting. Tenant and Tenant's Contractor shall not remove, destroy, deface or otherwise modify the notice.

K.	Tenant's Contractor shall indemnify and hold harmless Landlord and Landlord's representatives, agents and employees from and against all claims, damages, losses and expenses, including, but not limited to, reasonable attorney's fees arising out of or resulting from the performance of Tenant Finish Work which are: (I) caused in whole or in part by any negligence or omission of Tenant's Contractors, Subcontractor or anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, regardless of whether or not such claim, loss, damage or expense is caused in part by a party indemnified hereunder; and (ii) attributable to bodily Injury, sickness, disease or death, or the destruction of tangible property, including loss of use resulting from any of the foregoing acts. In any and all claims against Landlord or its representatives or any of their agents or employees or by an employee of Tenant's Contractor, any Subcontractor, anyone directly or indirectly employed by any of them, or anyone for whose acts any of them may be liable, the indemnification obligation under this Paragraph K not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant's Contractor or any Subcontractor under Worker's Compensation Act, disability benefit acts, or other employee benefits acts.

L.	In the event a Subcontractor or materialman files a mechanic's lien as a result of performing Tenant Finish Work pursuant to Tenant's Tenant Finish Contract, then provided Tenant's Contractor has been paid for such work, Tenant's Contractor shall indemnify Tenant and Landlord from said lien and shall, when requested by Tenant and/or Landlord and within thirty (30) days from said request, furnish Tenant and Landlord (as Landlord or Tenant may specify) either a bond sufficient to discharge the lien, deposit in an escrow approved by Landlord and Tenant a sum equal to 150% of the amount of such lien or obtain for Landlord an endorsement through Landlord's title insurance commitment or policy insuring against loss or damage resulting from such lien. Subject to any restrictions thereon imposed by Landlord's Mortgagee on the Building, Tenant's Contractor shall the right and opportunity, in cooperation with Landlord and tenant, to contest the validity of any such mechanics, lien by such legal means as are available, Including the right to prosecute any appeals which may be permitted by law so long as during the pendency of any contest or appeal, Tenant's Contractor shall effectively stay or prevent any official or judicial sale of any of the real property or improvements comprising the building, upon execution or otherwise, and so long as Tenant's Contractor pays any final judgment entered with respect to any such mechanic's lien and thereafter procures, within a reasonable time, record satisfaction thereof. In the event Tenant and Landlord shall be a party to any such contest or appeal, or any other action resulting from work or arising out of the performance of Tenant Finish Work by Tenant's Contractor (or any of its subcontractors, agents or employees), Tenant's Contractor shall be responsible for all legal fees and other costs and expenses incurred by Landlord and Tenant in any such action. Landlord and Tenant shall have the right to obtain separate counsel of their choice at Tenant's Contractor's expense. In the event that Tenant's Contractor fails to provide a bond, cash escrow or title endorsement, or otherwise fails to fully satisfy and obtain the release of any lien or claim in accordance with the provisions hereof, Tenant's Contractor shall be obligated to refund Tenant or Landlord, as the case may be, all monies that the latter may pay in discharging any such lien including all costs and reasonable attorney's fees incurred by Landlord or Tenant in settling, defending against, appealing or in any other dealing with any such lien.

M.	Tenant shall agree to be responsible for all costs directly and indirectly related to Tenant Finish Work which have been previously approved by Tenant. This also includes any fees for architecture, engineering and administration as incurred by Landlord in relation to Tenant Finish Work performed by Tenant.

EXHIBIT D

SIGN CRITERIA

1.	Tenant shall be responsible to install and maintain its own signage. Any change in the existing signage will conform to the City of Colorado Springs signage ordinance and also shall be approved by both the Tenant and Landlord.

2.	Sign shall be a single lettered on a raceway and be illuminated at night.

EXHIBIT F

TENANT ESTOPPEL AND STATUS STATEMENT OF LEASE

TO:

Re: _________________________________________ ("Tenant")

       __________________________________ (the "Premises")

Gentlemen:

The undersigned is the [check one] _____ Tenant ______ Guarantor under that certain Lease of the Leased Premises (the "Lease") dated as of _________, 20__, covering __________ square feet in the building located at ________________________, as the Landlord and record owner of the follows: Property. The undersigned hereby certifies, as the date hereof, as

1.	The Lease identified above is the Lease with ___________________________________ , as Landlord. A true, correct and complete copy of the Lease and all amendments, guaranties, security agreements, subleases and other related documents are attached hereto as Schedule 1 and incorporated herein by this reference. Said Schedule 1 consists of the following [describe documents and set forth number of pages]:

There are not other documents and understandings between such Landlord and Tenant and/or Guarantor which relate to the Property.

2.	The Lease sets forth the entire agreement between the undersigned Tenant and Landlord with respect to the leasing of the Leased Premises, including but not limited to all understandings and agreements relating to the construction or installation of any leasehold improvements by the Landlord and to the conditions precedent to occupancy of the Premises of the undersigned.

3.	Tenant entered into occupancy of the Premises described in the Lease on _________, 20__, and is in possession of and occupies those Leased Premises for purposes permitted under the Lease.

4.	The commencement date under the Lease was __________20__.

5.	The Lease Term will expire on _____________________. Tenant has no rights to renew or extend the Term of the Lease or any expansion rights under the Lease, except hose (if any) set forth in the Lease.

6.	Tenant has deposited with Landlord the sum of _________ Dollars ($_____ ) [in cash] as security deposit or for other purposes stated in the Lease.

7.	No rents or charges have been paid in advance, except for the following rents or charges which have been paid to the date specified: ____________________________ _____________ Dollars ($___________ ) paid to ________________, 20___.

8.	The current Minimum Rent is _______________ Dollars ($___________ ).

9.	Landlord has not, as an inducement, assumed any of Tenant's Lease obligations and has made no agreements with Tenant covering fee rent, partial rent, rebate of rental payments or any other type of rental concession, except as follows:
_____________________________________________________
_____________________________________________________
_____________________________________________________.

10.	The undersigned certifies that Tenant is required to pay its pro rata share of operating expenses as set forth in the Lease. The undersigned certifies that this pro rata share is _____ . In 20__, the Tenant paid to landlord $______ for real property taxes and $_______ for operating expenses. Moreover, Tenant is required to pay for all utilities, including water and sewer, used in and upon the Premises and is responsible for all repairs and maintenance to the HVAC/mechanical system.

11.	All Minimum Rent, Percentage Rent, and other rentals under the Lease including the payment of any taxes, utilities, common area maintenance payments or other charges that are currently due have been paid, except ____________________________________ ___________; all such rentals are being paid on a current basis without any claims for offsets or deductions.

12.	The Lease (including all exhibits) and all related agreements and documents listed above are duly authorized, executed and delivered by Tenant and/or Guarantor and are in full force and effect and have not been assigned, modified, supplemented or amended except as indicated in Paragraph 1 above; not have the undersigned Tenant's rights in or under such Lease been assigned.

13.	The Lease and the other agreements listed above represent the entire agreement between the parties as to the Premises.

14.	No person or firm other than the undersigned is in possession of the Premises and to the best of the undersigned's knowledge, no person or firm other than the Landlord has a future right to the Premises.

15.	The undersigned is not the subject of any pending bankruptcy, insolvency, debtor's relief, reorganization, receivership, or similar proceedings, nor the subject of a ruling with respect to any of the foregoing.

16.	Except as may be specifically set forth in the Lease, Tenant does not have any right to renew or extend the Lease Term nor any option or preferential right to purchase all or any part of the Property or all or any part of the building of which the Premises are a part, nor any right, title or interest with respect to the Property other than as Tenant under the Lease.

17.	There are no uncured defaults by Landlord under the Lease or any of the related agreements described above, and Tenant knows of no events or conditions which if uncured shall with the passage of time or notice or both, constitute a default by Landlord under the Lease or any of the related agreements described above. There are no existing defenses or offsets which the undersigned has against the enforcement of the Lease by Landlord.

18.	The undersigned represents that the improvements and space required to be furnished according to the Lease have been duly delivered by the Landlord and accepted by the Tenant and the Premises are in good condition and not in need of repair as of the date of this Certificate.

19.	All conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have, to the undersigned Tenant's knowledge, been satisfied.

20.	As of the date hereof, the condition of the Premises is satisfactory and adequate.

21.	The undersigned represents that the Landlord has not guaranteed the Lease or any of Tenant' obligations thereunder or otherwise provided Tenant with inducement that the Landlord will pay for Tenant's obligation(s) in the event that Tenant fails to pay for any obligation that Tenant is required to pay under the terms of the Lease.

22.	The undersigned has been advised that _______________ intends to sell the Property, including the building in which the Premises are located, to __________________________________ or its assignee ("Purchaser"), and that in connection with such sale transaction Purchaser intends to enter into a mortgage loan with ___________________________________ ("Lender"), or another reputable lending institution, which loan will be secured by the Property, including the building, all associated real estate and all tenant leases in the building. Accordingly, Tenant understands that this Certificate shall be relied upon by Purchaser and by Lender, or by such other lending institution as may be involved in the mortgage loan transaction.

23.	The undersigned has not dumped, spilled or in any other manner deposited any hazardous waste substances on the Property. The undersigned has received no notice of and has no knowledge of any violation or claimed violation of any law, rule or regulation relative to hazardous was substances. The undersigned has not used, and the undersigned has no knowledge of any use of, the project for the storage of oils, other products of petroleum distillation or other hazardous material.

It is understood that you require this Certificate from the undersigned as a condition to the purchase of the Property from the Landlord, and that you are relying on this Certificate. After receipt of notice from Landlord that the sale has been completed, the undersigned will honor the assignment of Landlord's interest in the Lease.

Dated _________________________, ____________.              __________ TENANT:   [check one]

                                                                                                                                                                 ____ GUARANTOR:

By: _____________________________________________

Its: _____________________________________________

STATE OF COLORADO	)
) ss.
COUNTY OF EL PASO	)

The foregoing instrument was acknowledged before me this ___ day of ___________, 20__, by ______________________ as ______________________ of _______________.

Witness my hand and official seal.

My Commission expires:

(SEAL)
Notary Public

Address:

EXHIBIT H

Tenant shall pay the following amounts in Base Minimum Rent:

Month/Year	Base Monthly Rent	Sqm	Rate

09/1/15 - 12/31/15	Rent Free	-0-	Na
01/1/16 - 10/31/16	$2,800.00	980	3780
11/1/16 - 10/31/17	$2,800.00	980	3780
11/1/17 - 10/31/18	$2,940.00	980	3920
11/1/18 - 10/31/19	$3,080.00	980	4060
11/1/19 - 10/31/20	$3,220.00	980	4200

In addition to the monthly Base Minimum Rent set forth above, Tenant shall its pro rata share of Additional Rent as set forth in the Lease (such as common area maintenance expenses, taxes, insurance, common area lighting maintenance, common area water and sewage charges, snow removal, parking lot maintenance and other common area maintenance in connection with the operation of the Shopping Center) which is currently estimated at $3.50 per square feet per annum (or $980 per month).

EXHIBIT K

RULES AND REGULATIONS

A.	The sidewalks, entrances, halls, passages, elevators and stairways shall not be obstructed by any of the tenants or used by them for any other purpose than for ingress and egress to and from their respective Leased Premises.

B.	Tenants, their agents, employees or visitors, shall not make or commit any improper noises or disturbances of any kind in the Project, or mark or defile the water closets, toilet rooms, windows, elevators or doors of the Project or interfere in any way with other tenants or those having business with them.

C.	The toilet rooms, water closets, and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes, chemicals or the refuse from electrical batteries or other unsuitable substances, shall be thrown therein. Any damage from such misuse or abuse shall be borne by the tenant by whom or by whose employees or visitors it shall be caused.

D.	No carpet, rug or other article shall be hung or shaken out of any window or placed in corridors as a door mat, and nothing shall be thrown or allowed to drop by the tenants, their agents, employees or visitors out of the windows or doors, or down the passages or shafts of the Project, and no tenants shall sweep or throw or permit to be thrown from the Leased Premises, any dirt or other substance into any of the corridors or halls, elevators, shafts or stairways of said Project.

E.	No linoleum or oil cloth, or rubber or other airtight coverings shall be laid on the floors, nor shall articles (except for interior artwork or store fixtures) be fastened to or holes drilled or nails or screws driven into walls, windows, partitions, nor shall the walls or partitions be painted, papered or otherwise covered, or in any way marked or broken, without the prior written consent of the Landlord.

F.	Nothing shall be placed on the outside of the Project, or on the windows, window sills or projections.

G.	The only window treatment permitted for the windows in the Leased Premises is that approved in writing by the Landlord.

H.	No sign, advertisement or notice shall be inscribed, painted or affixed on any part of the outside or inside of said Project except those approved in writing by Landlord. Landlord shall have the right to remove all nonpermitted signs without notice to Tenant, at the expense of Tenant.

I.	After permission to install telephones, call boxes, telegraph wires or other electric wires shall have been granted, Landlord shall approve their location before installation. No wires shall be run in any part of the Project excepting by or under the direction of Landlord. Attaching of wires to the outside of the Project is absolutely prohibited. It is understood that telephones are installed solely for the use and benefit of Tenant and accordingly, Tenant will defend and save Landlord harmless from any damages thereto.

J.	The Landlord shall in all cases have the right to prescribe the weight and proper position of safes or other heavy objects in the Project; and the bringing in of said safes, all furniture, fixtures or supplies, the taking out of said articles and moving about of said articles within the Project, shall only be at such times and in such manner as the Landlord shall designate; and any damage caused by any of the before-mentioned operations or by any of the said articles during the time they are in the Project, shall be repaired by Tenant at Tenant's expense.

K.	No animals or birds shall be brought into or kept upon the Project.

L.	No Tenant shall do or permit anything to be done in said Project, or bring or keep anything therein which will in any way increase the rate of fire insurance on the Project or on property kept therein, or obstruct or interfere with the rights of other tenants, or in any way injure or annoy them, or conflict with the laws relating to fires, or with the regulations of the Fire Department or with any insurance policy upon said Project or any part thereof, or conflict with any of the rules and ordinances of the Department of Health. Tenants understand and agree that the vehicle of any tenant, its employees, agents or guests, parked in an unauthorized area, and particularly in areas designated by signs or specially painted curbs as fire lane areas, handicapped or visitor parking, may be towed away at vehicle owner's risk and expense.

M.	Landlord shall not be responsible to tenants for loss of property or for any damage done to the furniture or other effects of tenants by the Landlord or any of its employees or agents or any other persons or firms unless proof of Landlord's gross negligence for such damage or loss of property is established.

N.	Tenants shall see that windows are closed and the doors securely locked before leaving the Project.

O.	No machinery of any kind, other than normal office machines (i.e., electric typewriters, dictating or adding machines, or similar desk-type equipment only), shall be allowed to be operated on the Leased Premises without prior written consent of Landlord.

P.	No interference with the heating apparatus will be permitted. Tenants shall maintain minimum heating requirements.

Q.	The use of the Leased Premises as sleeping apartments, for the preparation of foods, or for any immoral or illegal purpose is absolutely prohibited.

R.	No tenant shall conduct, or permit any other person to conduct, any auction upon its Leased Premises, or store goods, wares, or merchandise upon its Leased Premises without the prior written approval of the Landlord except for the usual supplies and inventory to be used by the tenant in the conduct of its business.

S.	All glass, locks and trimmings, in or about the doors and windows of the Leased Premises and all electric fixtures on the Leased Premises which belong to the Project shall be kept whole, and whenever broken by tenants or tenants' employees, agents, guests, invitees or licensees, tenants shall immediately notify Landlord of such breakage. All such breakage shall be repaired by Landlord at tenants' expense or may be repaired by tenant at tenants' own expense at the option of the Landlord.

T.	Any and all damage to floors, walls or ceilings due to tenant or tenants' employees' failure to shut off running water or other liquid, shall be paid by tenant.

U.	All furniture or fixtures in carpeted areas shall have carpet casters, carpet shields, or other similar protective devices.

V.	No additional locks shall be placed upon any doors without the written consent of the Landlord.

W.	If tenants do not keep their Leased Premises in a good state of preservation and cleanliness during the continuance of this Lease, the Superintendent of Landlord or contractor designated by Landlord may take charge of and clean the said Premises at tenants' costs.

X.	Tenants will not conduct any auction, fire, bankruptcy or close-out sales without first obtaining Landlord's written consent; or utilize any unethical method of business operation, provided, however, that this provision shall not preclude the conduct of periodic season, promotional or clearance sales; will not use or permit the use of any apparatus for sound reproduction or transmission of any musical instrument or device in such manner that the sounds so reproduced, transmitted or produced shall be audible beyond the interior of the Leased Premises; will not cause or permit objectionable odors to emanate or be unreasonably dispelled from the Leased Premises; and will not load or unload or permit the loading or unloading of merchandise, supplies or other property outside the areas designated therefor and will comply with Landlord's reasonable rules for the delivery and shipping of merchandise; and will use its best efforts to prevent the parking or standing outside of said area, of trucks, trailers or other vehicles or equipment engaged in such loading or unloading; and will not solicit business in parking lots or other Common Areas or distribute handbills or other advertising matter in said areas.

Y.	Smoking in the building is permitted in designated areas only. Tenants are responsible for posting the appropriate smoking areas within their leased premises and complying with all statutes and ordinances pertaining thereto.

EXHIBIT L

SUBORDINATION AND ESTOPPEL AGREEMENT

THIS SUBORDINATION AND ESTOPPEL AGREEMENT (the "Agreement") is entered into this _______ day of ________________, ___, by and between _____________ ("Borrower"), ________________ ("Tenant"), and________________ ("Lender").

RECITALS

WHEREAS, Tenant, by virtue of a certain lease ("Lease") with Borrower, as landlord, dated ______, has leased that certain parcel of real property located in the City of Colorado Springs, County of El Paso, State of Colorado, more particularly described in Exhibit A, attached hereto and incorporated by reference herein (the "Property" or the "Premises"), a copy of which Lease together with all amendments and modifications thereto is attached as Exhibit B;

WHEREAS, Borrower has an existing mortgage loan with Lender or Borrower has requested that the Lender make a mortgage loan (collectively, the "Loan") which is or shall be secured by a deed of trust (the "Deed of Trust") and other security documents (the "Loan. Documents") from the Borrower to the Lender, which Deed of Trust encumbers the Property; and

WHEREAS, the Lender has required as a condition for the maintaining of the existing Loan or the making of the Loan that a Subordination and Estoppel Agreement be executed by the Tenant.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and in order to induce Lender to maintain the existing Loan or to make the Loan to Borrower, the parties do hereby agree and covenant as follows:

A.     The Tenant hereby certifies, represents, warrants, confirms, covenants and agrees for the benefit of Lender as follows:

1.      Tenant is the "tenant" or "lessee" under the Lease.

2.      The lease is in full force and effect and has not been modified, altered, amended, changed, supplemented, terminated or superseded in any manner, except as reflected in Exhibit B.

3.      The Lease constitutes a complete statement of the agreements, covenants, terms and conditions by and between Tenant and Borrower with respect to the Premises, and there are no other agreements or understandings, oral or written, between Borrower and Tenant with respect to the Premises or the Lease.

4.      The Lease and all rights of Tenant thereunder are now and shall at all times continue to be subject and subordinate in all respects to the terms and provisions of the Loan, the Deed of Trust and Loan Documents, and to all renewals, modifications and extensions thereof, subject to the terms and conditions set forth in the Agreement.

5.       The primary term of the Lease is for ____ (  ) years, commencing on ___________, and ending on ____________. Tenant has ___________ (  ) option(s) to renew and extend the term of the Lease.

6.       The current monthly rental__________________________ Dollars ($________ ) per month, which rental rate shall increase as provided in Exhibit H of the Lease.

7.       The monthly rental installment has been paid through _____________ , 20___ [to be completed by Tenant].

8.      All agreements and conditions of the Lease to be performed or complied with relating to the improvement of the Premises by Borrower or the use of the Premises have been satisfied. The improvements to the Premises have been fully completed and have been approved and accepted by Tenant.

9.     The Tenant has accepted possession and is in actual occupancy of the Premises and there are, as of the date of this Agreement, no defenses to Borrower's enforcement of its rights under the Lease.

10.   The Tenant has no charges, liens, claims, credits or offsets against Borrower with respect to the Lease.

11.   The Borrower is holding _________________ Dollars ($___________ ) bond as security to secure Tenant's obligations, and no rents have been prepaid and there are no periods of free rentals applicable to the term of the Lease. The Tenant will, in no event, look to Lender for the return of any security deposit under the Lease.

12.   Upon request, the Tenant will, in the future, timely execute and deliver Estoppel Letters, in form and substance satisfactory to Lender or Lender's designees or assigns.

13.   The Tenant has not subleased any portion of the Premises and has not assigned, whether outright or by collateral assignment, all or any portion of the Tenant's rights under the Lease.

14.   The Tenant acknowledges and agrees that by reason of the execution of this Agreement, no duty or responsibility is imposed upon Lender to perform or comply with any of the terms, provisions or conditions of the Lease to be performed by the Borrower thereunder.

15.   In the event the Deed of Trust is foreclosed and the Lender succeeds to the interest of the Landlord under the Lease and further, so long as the Tenant is not in default in the payment of rent or in the performance of any of the terms of the Lease, the Tenant's possession of the Premises shall not be diminished or interfered with by the Lender; provided, however, that Lender shall not be obligated to (I) construct or complete construction of any improvements to the Premises; (ii) repair or reconstruct the Premises as required under the Lease in the event of damage or destruction to or condemnation of the Property; or (iii) grant Tenant the option to purchase the Premises, if such option is contained in the Lease. Tenant agrees to attorn to Lender, but notwithstanding such attornment Lender shall not assume or be held liable for any obligations, duties or liabilities of landlord under the Lease which arose prior to the date ("Acquisition Date") of (I) Lender's acquisition of fee simple title to the Premises, and (ii) Lender's written notification to Tenant that it has so acquired fee simple title and has succeeded to the interest of Landlord named in the Lease. Further, Tenant agrees that Lender shall only be deemed to be acting as Landlord under the Lease during the period commencing on the Acquisition Date and terminating on the date Lender conveys the Property to any third party.

16.   This Agreement may be modified only in writing signed by the parties of their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties, their respective heirs, successors and assigns, it being expressly understood that all references to "Lender" shall be deemed to include not only the Lender but also its successors and assigns, including any purchaser at a foreclosure sale.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

BORROWER:

By:

Its:

TENANT:

By:

Its:

LENDER:

By:

Its: